EXHIBIT 99.1

Northern Oil and Gas, Inc. Provides Second Quarter 2013 Production and Operations Update

WAYZATA, MINNESOTA — July 18, 2013 — Northern Oil and Gas, Inc. (“Northern”) (NYSE MKT: NOG) is providing a production and operations update for the quarter ended June 30, 2013.

PRODUCTION AND OPERATIONS UPDATE

Northern’s second quarter 2013 production is expected to average approximately 10,900 barrels of oil equivalent per day, down approximately 2% when compared with the first quarter of 2013.

During the second quarter of 2013, Northern added 83 gross (5.7 net) wells to production.

Drilling activity was robust in the second quarter; however, completions were limited due to adverse weather and extended road restrictions.  Production was also negatively impacted by producing pads being shut-in as completion operations were underway on adjacent in-fill pads.

As of June 30, 2013, Northern was participating in 1,438 gross (121.5 net) producing wells and an additional 218 gross (17.4 net) wells that were drilling or awaiting completion.

MANAGEMENT COMMENT

“Net well additions were primarily impacted by road restrictions that lasted much longer than expected this quarter, resulting in only 5.7 net wells completed and added to production during the quarter.  However, our drilling and awaiting completion list expanded to 218 gross (17.4 net) wells at the end of June, an increase of 5.2 net wells from the end of March,” commented Northern’s Chairman and Chief Executive Officer Michael Reger.  “We are encouraged by the robust drilling activity and expect the backlog of wells in-process to contract and sequential production growth to resume in the third quarter.”

ABOUT NORTHERN OIL AND GAS

Northern Oil and Gas, Inc. is an exploration and production company with a core area of focus in the Williston Basin Bakken and Three Forks play in North Dakota and Montana.

More information about Northern Oil and Gas, Inc. can be found at www.NorthernOil.com.

SAFE HARBOR

This press release contains forward-looking statements regarding future events and our future results that are subject to the safe harbors created under the Securities Act of 1933 (the “Securities Act”) and the Securities Exchange Act of 1934 (the “Exchange Act”).  All statements other than statements of historical facts included in this report regarding our financial position, business strategy, plans and objectives of management for future operations, industry conditions, and indebtedness covenant compliance are forward-looking statements.  When used in this report, forward-looking statements are generally accompanied by terms or phrases such as “estimate,” “project,” “predict,” “believe,” “expect,” “anticipate,” “target,” “plan,” “intend,” “seek,” “goal,” “will,” “should,” “may” or other words and similar expressions that convey the uncertainty of future events or outcomes.  Items contemplating or making assumptions about, actual or potential future sales, market size, collaborations, and trends or operating results also constitute such forward-looking statements.

Forward-looking statements involve inherent risks and uncertainties, and important factors (many of which are beyond our company’s control) that could cause actual results to differ materially from those set forth in the forward-looking statements, including the following: oil and gas prices, general economic or industry conditions, nationally and/or in the communities in which our company conducts business, changes in the interest rate environment, legislation or regulatory requirements, conditions of the securities markets, our access to capital, changes in accounting principles, policies or guidelines, financial or political instability, acts of war or terrorism, and other economic, competitive, governmental, regulatory and technical factors affecting our company’s operations, products, services and prices.

We have based these forward-looking statements on our current expectations and assumptions about future events.  While our management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control.

INVESTOR RELATIONS CONTACT:

Brandon Elliott
EVP, Corporate Development and Strategy
952-476-9800
belliott@northernoil.com

Erik Nerhus
VP, Business Development
952-476-9800
enerhus@northernoil.com